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Exhibit 1

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Board of Directors of Petro-Canada:

        We have audited the consolidated financial statements of Petro-Canada as at December 31, 2003 and 2002 and for the years then ended and have issued our reports thereon dated January 28, 2004 (which audit report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain adjustments of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such adjustments); such financial statements and reports are included in the 2003 Form 40-F. We have also audited the following Supplemental United States GAAP Differences and Disclosures of Petro-Canada as at December 31, 2003 and 2002 and for the years then ended which are included herein and were prepared to comply with the requirements of Item 18 of Form 20-F. This supplemental disclosure is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the Supplemental United States GAAP Differences and Disclosures as at December 31, 2003 and 2002 and for the years then ended, when considered in relation to the 2003 and 2002 basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Registered Chartered Accountants
Calgary, Alberta, Canada

September 16, 2004

SUPPLEMENTAL UNITED STATES GAAP DIFFERENCES AND DISCLOSURES
AS AT AND FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

(all figures in millions of Canadian dollars, except as noted)

        The following information should be read in conjunction with Petro-Canada's ("the Company") audited annual consolidated financial statements as at and for the years ended December 31, 2003 and 2002. Significant differences between Canadian and United States generally accepted accounting principles ("GAAP") are described in Note 23 of our audited annual Consolidated Financial Statements as at and for the years ended December 31, 2003 and 2002. In addition to the significant differences described in Note 23, presentation of the following additional differences and disclosures would be required under United States GAAP as specified in Item 18 of Form 20-F:

1.     Statement of Earnings

        (a)   Investment and other income, foreign currency translation, and interest expense would be classified as non-operating items in the Consolidated Statement of Earnings.

        (b)   Certain transportation costs, certain third party gas purchases and diluent purchases included in operating revenue would be classified as expenses in the Consolidated Statement of Earnings. The difference represents a reclassification of revenues and expenses and has no effect on net earnings. The following table presents the increase in revenue and expense from this reclassification:

	2003	2002
Operating revenue	$678	$457
Crude oil and product purchases	522	281
Operating, marketing and general	156	176

2.     Statement of Cash Flows

        (a)   "Cash flow" is presented as a subtotal in the Consolidated Statement of Cash Flows under Canadian GAAP. This line item would not be presented in a cash flow statement prepared in accordance with United States GAAP. This difference does not result in an adjustment to cash flow from operating activities or an adjustment to the total increase (decrease) in cash and cash equivalents reported under Canadian GAAP.

        (b)   Exploration expenses of $271 million (2002 — $301 million) would be included in operating activities. This difference would reduce cash flow from operating activities and would reduce cash used in investing activities, but does not result in an adjustment to the total increase (decrease) in cash and cash equivalents reported under Canadian GAAP.

3.     Additional Disclosures

        (a)   Change in Accounting Principles — Asset Retirement Obligations

        Under United States GAAP the accounting for asset retirement obligations is contained in the Statement of Financial Accounting Standards No. 143 ("SFAS 143"), which was effective January 1, 2003. The change in accounting for asset retirement obligations is described in Note 23(g) of the audited Consolidated Financial Statements as at and for the years ended December 31, 2003 and 2002. The change decreased net earnings by $133 million in 2003, which includes a cumulative effect adjustment of $114 million, net of income taxes. The change also resulted in increases in deferred credits and other liabilities of $391 million and property, plant and equipment of $184 million and decreases in retained earnings of $133 million and future income taxes of $74 million as at December 31, 2003.

        (i)    The following table shows what the net earnings under United States GAAP would have been if the former accounting policy was still effective:

		Earnings per Share
	2003 Net Earnings
		Basic	Diluted
		(dollars)	(dollars)
Net earnings under United States GAAP, as reported	$1 561	$5.89	$5.83
Cumulative effect of change in accounting policy, net of income taxes	114	0.43	0.43
Asset retirement obligations	15	0.06	0.05
Income tax on asset retirement obligations	4	0.01	0.01

Net earnings under United States GAAP, as adjusted	$1 694	$6.39	$6.32

        (ii)   During 2003, the Company's asset retirement obligations under United States GAAP changed as follows:

2003
Asset retirement obligations at beginning of year	$642
Obligations incurred	97
Abandonment expenditures	(33)
Accretion expense	66
Other	1

Asset retirement obligations at end of year	$773

        (iii)  The following table presents the pro forma net earnings and pro forma earnings per share that would have been reported under United States GAAP had SFAS 143 been applied in prior years:

		Earnings per Share
	2002 Net Earnings
		Basic	Diluted
		(dollars)	(dollars)
Net earnings under United States GAAP, as reported	$895	$3.41	$3.37
Asset retirement obligations adjustment	(19)	(0.07)	(0.07)

Pro forma net earnings under United States GAAP	$876	$3.34	$3.30

        (b)   Business Combination

        On May 2, 2002 Petro-Canada acquired the shares of companies holding the majority of the international oil and gas operations of Veba Oil & Gas GmbH and on December 10, 2002 the Company acquired certain of the remaining operations which were subject to rights of first refusal. The results of these operations have been included in the consolidated financial statements from the dates of acquisition.

        The following table presents the pro forma revenue, pro forma net earnings, and pro forma earnings per share required under United States GAAP assuming the acquisition of the oil and gas operations of Veba Oil & Gas GmbH occurred on January 1, 2002:

Pro Forma Year Ended December 31, 2002
(unaudited)
Pro forma revenue under United States GAAP	$10 468
Pro forma net earnings under United States GAAP	1 036
Pro forma earnings per share
Basic (dollars)	$3.91
Diluted (dollars)	3.87

        (c)   Accounts Receivable

        The allowance for doubtful accounts receivable was $32 million at December 31, 2003 (2002 — $30 million).

        (d)   Inventories

        (i)    Crude oil, refined products and merchandise inventories consist of the following:

	2003	2002
Crude oil	$144	$149
Refined products	245	276
Other products and merchandise	5	4

	$394	$429

        (ii)   Inventory of crude oil and refined products is carried at the last in, first out ("LIFO") method of inventory valuation. At December 31, 2003 the carrying value of these inventories was $389 million (2002 — $425 million) while the replacement value was approximately $897 million (2002 — $954 million).

        (e)   Accounts Payable and Accrued Liabilities

        Accounts payable and accrued liabilities consist of the following:

	2003	2002
Crude oil purchases	$536	$542
Capital expenditures	342	234
Taxes other than income taxes	172	152
Other	772	973

	$1 822	$1 901

        (f)    Long-Term Debt

        All of the Company's debt instruments contain covenants with respect to the ability to grant security. In addition, certain of the Company's bank credit facilities contain covenants with respect to financial ratios. At December 31, 2003 Petro-Canada was in compliance with all covenants.

        (g)   Shareholders' Equity

        (i)    Under United States GAAP, the number of authorized and issued common shares as disclosed in Note 18 to the consolidated financial statements, would be disclosed on the face of the Consolidated Balance Sheet.

        (ii)   The following table presents the Consolidated Statement of Shareholders' Equity for the two years ended December 31, 2003 under United States GAAP:

	Common Shares	Contributed Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
January 1, 2002	$1 228	$3 260	$692	$(7)	$5 173
Issued for cash under employee stock option and share purchase plans	30	—	—	—	30
Net earnings under United States GAAP	—	—	895	—	895
Dividends on common shares	—	—	(105)	—	(105)
Other comprehensive income (loss) items (Note 3(j))	—	—	—	(107)	(107)

December 31, 2002	$1 258	$3 260	$1 482	$(114)	$5 886

Issued for cash under employee stock option and share purchase plans	50	—	—	—	50
Stock-based compensation	—	9	—	—	9
Net earnings under United States GAAP	—	—	1 561	—	1 561
Dividends on common shares	—	—	(106)	—	(106)
Other comprehensive income (loss) items (Note 3(j))	—	—	—	320	320

December 31, 2003	$1 308	$3 269	$2 937	$206	$7 720

        (iii)  Stock Options

        Prior to 2003, Petro-Canada accounted for stock options based on the intrinsic value of the award at grant date and as such, no compensation expense was charged to earnings. During the fourth quarter of 2003, Petro-Canada elected to begin prospectively expensing, effective January 1, 2003, the value of stock options pursuant to the transitional provisions of Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation — Transition and Disclosure". As a result, stock options granted during 2003 have been accounted for based on the fair value method at the grant date. The fair value associated with these options is charged to earnings over the vesting period with a corresponding increase in contributed surplus. Since the stock options vest over periods of up to four years, the compensation expense included in the determination of net earnings under United States GAAP for 2003 is less than that which would have been recognized if the fair value based method had been applied to all stock options since the original effective date of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation".

        The following table presents the pro forma effect on net earnings and net earnings per share under United States GAAP if the fair value based method had been applied to all outstanding and unvested stock options in each period:

		Earnings per Share			Earnings per Share
	2003 Net Earnings			2002 Net Earnings
		Basic	Diluted		Basic	Diluted
		(dollars)	(dollars)		(dollars)	(dollars)
Net earnings under United States GAAP, as reported	$1 561	$5.89	$5.83	$895	$3.41	$3.37
Fair value of stock options	(30)	(0.11)	(0.11)	(21)	(0.08)	(0.08)
Stock options expensed in year	9	0.03	0.03	—	—	—

Pro forma net earnings under United States GAAP	$1 540	$5.81	$5.75	$874	$3.33	$3.29

        (h)   Per Share Amounts

	2003	2002
Dividends per common share ($/share)	$0.40	$0.40

        (i)    Employee Future Benefits

        (i)    Petro-Canada maintains pension plans with Defined Benefit and Defined Contribution Options. The objective of the Defined Benefit Option is to maximize the pension fund long-term investment return, having regard to the Company's risk tolerance and the security of the Plan's benefit obligations. The objective of the Defined Contribution Option is to provide a mix of investment alternatives, having regard to the standard of care appropriate for pension investments and recognizing the varying risk tolerances of plan participants. The Board of Directors has established a governance framework under which management of the pension plan operates. In general, Petro-Canada has delegated management of the assets to external investment management firms, subject to Company specified investment manager mandates and performance standards. To conform to pension legislation and to ensure a minimum level of diversification, investments in any one security, property or corporation will not exceed the maximums permissible under the applicable legislation.

        Rate of return expectations are formulated based on long-term historical returns, tempered by recent market conditions. As well, if a portion of the Defined Benefit Option is actively managed, there would be an expectation of earning additional returns over the long term. The Company recognizes that active management can subtract from, as well as add to, Defined Benefit Option returns.

        (ii)   The allocation of plan assets by major asset category at December 31, 2003 and 2002 is as follows:

	Pension Plans
	2003	2002
Equity securities (percentage)	63	61
Debt securities (percentage)	37	39

        (iii)  In 2004, Petro-Canada expects to make a contribution of approximately $86 million and record an expense of $65 million.

        (iv)  The effect of assumed health care cost trend rates are as follows:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total service and interest costs	$2	$(2)
Effect on post retirement benefit obligation	27	(24)

        (j)    Accumulated Other Comprehensive Income (Loss)

	Unrealized Gain (Loss) on Financial Derivatives	Minimum Pension Liability	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income (Loss)
January 1, 2002	$(7)	$—	$—	$(7)
Current year change	4	(111)	—	(107)

December 31, 2002	(3)	(111)	—	(114)
Current year change	8	(11)	323	320

December 31, 2003	$5	$(122)	$323	$206

SUPPLEMENTAL DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES
AS AT AND FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002 (UNAUDITED)

(all figures in millions of Canadian dollars, except as noted)

        The following oil and gas information have been prepared in accordance with the provisions of the United States Financial Accounting Standards Board Statement No. 69 "Disclosures about Oil and Gas Producing Activities".

        (a)   Proved Developed and Undeveloped Reserves (After Royalties)

  •
  See pages 20-22 of the 2003 Annual Information Form.

        (b)   Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves (After Royalties)

  •
  See pages 23-25 of the 2003 Annual Information Form.

        (c)   Results of Operations

	North American Gas		East Coast Oil
	2003	2002	2003	2002
Sales to customers	$1 220	$787	$797	$565
Inter-segment sales	190	183	482	379

Total sales	1 410	970	1 279	944
Production expenses	168	142	87	89
Exploration expense	146	206	47	17
DD&A	266	254	308	254
Income taxes	328	182	221	170

Results of operations	$502	$186	$616	$414

	Oil Sands(1)		Northwest Europe
	2003	2002	2003	2002
Sales to customers	$62	$—	$740	$518
Inter-segment sales	—	2	—	—

Total sales	62	2	740	518
Production expenses	93	7	134	94
Exploration expense	23	23	42	34
DD&A	161	13	212	140
Income taxes	(91)	(17)	168	82

Results of operations	$(124)	$(24)	$184	$168

	North Africa/Near East		Northern Latin America
	2003	2002	2003	2002
Sales to customers	$1 116	$721	$131	$18
Inter-segment sales	—	—	—	—

Total sales	1 116	721	131	18
Production expenses	216	157	4	2
Exploration expense	13	21	—	—
DD&A	213	107	19	2
Income taxes	596	372	62	2

Results of operations	$78	$64	$46	$12

	Total
	2003	2002
Sales to customers	$4 066	$2 609
Inter-segment sales	672	564

Total sales	4 738	3 173
Production expenses	702	491
Exploration expense	271	301
DD&A	1 179	770
Income taxes	1 284	791

Results of operations	$1 302	$820

(1)
Oil Sands exclude the results of operations for the Company's interest in Syncrude as deemed a mining operation and not an oil and gas producing activity.

        (d)   Capitalized Costs

	North American Gas		East Coast Oil
	2003	2002	2003	2002
Proved and unproved oil and gas properties	$4 589	$4 218	$3 332	$2 952
Accumulated DD&A	2 402	2 138	939	625

Net capitalized costs	$2 187	$2 080	$2 393	$2 327

	Oil Sands(1)		Northwest Europe
	2003	2002	2003	2002
Proved and unproved oil and gas properties	$742	$737	$1 403	$1 115
Accumulated DD&A	219	198	142	135

Net capitalized costs	$523	$539	$1 261	$980

	North Africa/Near East		Northern Latin America
	2003	2002	2003	2002
Proved and unproved oil and gas properties	$1 332	$1 069	$266	$189
Accumulated DD&A	346	160	61	1

Net capitalized costs	$986	$909	$205	$188

Total
	2003	2002
Proved and unproved oil and gas properties	$11 664	$10 280
Accumulated DD&A	4 109	3 257

Net capitalized costs	$7 555	$7 023

(1)
Oil Sands exclude the capitalized costs for the Company's interest in Syncrude as deemed a mining operation and not an oil and gas producing activity.

        (e)   Costs Incurred

	North American Gas		East Coast Oil
	2003	2002	2003	2002
Property costs proved	$33	$20	$—	$—
Exploration costs	213	259	47	26
Development costs	352	288	728	671
Asset retirement costs	1	—	6	—

	$599	$567	$781	$697

	Oil Sands(1)		Northwest Europe
	2003	2002	2003	2002
Property costs proved	$—	$—	$65	$—
Exploration costs	23	23	43	33
Development costs	160	244	267	60
Asset retirement costs	—	—	77	—

	$183	$267	$452	$93

	North Africa/Near East		Northern Latin America
	2003	2002	2003	2002
Property costs proved	$—	$—	$—	$—
Exploration costs	14	28	2	—
Development costs	123	80	24	20
Asset retirement costs	13	—	—	—

	$150	$108	$26	$20

	Total
	2003	2002
Property costs proved	$98	$20
Exploration costs	342	369
Development costs	1 654	1 363
Asset retirement costs	97	—

	$2 191	$1 752

(1)
Oil Sands exclude the costs incurred for the Company's interest in Syncrude as deemed a mining operation and not an oil and gas producing activity.

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  Exhibit 1